UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

STERLING BANCORP

 (Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

80-0091851

 (I.R.S. Employer Identification No.)

400 Rella Boulevard

Montebello, New York

(Address of Principal Executive Offices)

10901

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares each representing ownership of a 1/40th interest in a share of Sterling Bancorp’s 6.50% Non-Cumulative, Perpetual Preferred Stock, Series A, $0.01 par value and with a liquidation preference of $1,000 per share	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this Form relates: 333-217153

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Securities to Be Registered

Each of the 5,400,000 Depositary Shares (the “Depositary Shares”) being registered hereunder, and each share of Sterling Bancorp’s (the “Company”) 6.50% Non-Cumulative, Perpetual Preferred Stock, Series A, $0.01 par value and with a liquidation preference of $1,000 per share (the “Sterling Preferred Stock”) in which each such Depositary Share represents a 1/40th ownership interest, will be issued in connection with the merger (the “Merger”) of Astoria Financial Corporation (“Astoria”) with and into the Company, with the Company as the surviving entity in the Merger, pursuant to an Agreement and Plan of Merger by and between Astoria and the Company, dated as of March 6, 2017 (the “Merger Agreement”). Each share of Sterling Preferred Stock has terms that are identical to shares of corresponding Astoria preferred stock (which will be exchangeable pursuant to the Merger Agreement on a 1-for-1 basis for a corresponding share of Sterling Preferred Stock), except for its par value, redemption date and that it will be issued by the Company.

The Merger is expected to be effective on October 2, 2017.

The Depositary Shares will be evidenced by Depositary Receipts (“Series A Depositary Receipts”) issued under the Deposit Agreement originally dated as of March 19, 2013, by and between Astoria and Computershare Shareowner Services, LLC (“Computershare”), as the Depositary, which such agreement has been amended and assumed by the Company.

The terms of the Preferred Stock and the Depositary Shares are described in the following: (1) joint Proxy Statement/Prospectus, filed with the SEC on May 1, 2017, and (2) Registration Statement on Form S-4 (File No. 333-217153) of which the joint Proxy Statement/Prospectus forms a part, filed with the SEC on April 5, 2017, amended on April 21, 2017, and declared effective by the SEC on April 28, 2017, under the caption “Description of New Sterling Preferred Stock.”

Item 2.	Exhibits

2.1	Agreement and Plan of Merger, by and between Astoria and the Company, dated as of March 6, 2017 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on March 9, 2017).

3.1	Form of Certificate of Designations of 6.50% Non-Cumulative, Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, filed on April 5, 2017).

3.2	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on June 14, 2017).

3.3	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 1, 2015).

3.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 24, 2017).

4.1	Deposit Agreement and specimen receipt attached as Exhibit A thereto, dated as of March 19, 2013, among Astoria and Computershare, as Depositary, and the holders of depositary receipts (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-4, filed on April 5, 2017).

4.2	Specimen certificate representing the 6.50% Non-Cumulative, Perpetual Preferred Stock, Series A, par value $0.01 per share, of the Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STERLING BANCORP

Date: September 28, 2017	By:	/s/ Luis Massiani
	Name:	Luis Massiani
	Title:	Senior Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger, by and between Astoria and the Company, dated as of March 6, 2017 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on March 9, 2017).

3.1	Form of Certificate of Designations of 6.50% Non-Cumulative, Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, filed on April 5, 2017).

3.2	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on June 14, 2017).

3.3	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 1, 2015).

3.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 24, 2017).

4.1	Deposit Agreement and specimen receipt attached as Exhibit A thereto, dated as of March 19, 2013, among Astoria and Computershare, as Depositary, and the holders of depositary receipts (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-4, filed on April 5, 2017).

4.2	Specimen certificate representing the 6.50% Non-Cumulative, Perpetual Preferred Stock, Series A, par value $0.01 per share, of the Company.